Exhibit 10.37

INVESTMENT AGREEMENT

     THIS AGREEMENT made effective as of the 4th day of March, 2005.

     A M O N G:

Mineola Holding Corporation, a corporation incorporated under the laws of Delaware.

(hereinafter referred to as “Investor”)

OF THE FIRST PART

Veridien Corporation, a corporation incorporated under the laws of Delaware.

(hereinafter referred to as “Veridien”)

OF THE SECOND PART

Mycosol, Inc., a corporation incorporated under the laws of Delaware.

(hereinafter referred to as “Mycosol”)

OF THE THIRD PART

     NOW THIS AGREEMENT WITNESSETH THAT in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the parties hereto hereby respectively covenant and agree, intending to be legally bound hereby, as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions. Where used in this Agreement including the schedules hereto, unless otherwise specifically indicated, capitalized terms have the meanings given them in Schedule 1.1.

1.2 Dollar Amounts. Except where otherwise specifically indicated, all dollar amounts are in U.S. Dollars.

1.3 Headings. The headings of all articles, sections and schedules hereof are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 Schedules and Exhibits. The following schedules and exhibits are attached to and form part of this Agreement:

Schedule 1.1	Definitions

Schedule 2.2	Conditions to Closing

Schedule 2.3	Closing Arrangements

Schedule 3.1	Form of Debenture

Schedule 4.2	Exercise of Options and Notice Provisions

Schedule 8.1	Representations and Warranties of Veridien

Schedule 8.1.5	U.S. Resale Restrictions

Schedule 8.2	Covenants of Veridien

Schedule 8.3	Representations and Warranties of Mycosol

Schedule 8.4	Covenants of Mycosol

Schedule 8.5	Representations and Warranties of Investor

Schedule 9.1	Full Development Plan for Reagent/Diagnostic Product Line Using Mycosol Lead Compound “M301”

Schedule 10.1	Patents and Patent Applications

Exhibit 1	Memorandum of Agreement

Exhibit 2	Final Pro Forma Capitalization Chart

ARTICLE 2
INITIAL INVESTMENT

2.1 Purchase and Sale of Initial Mycosol Common Shares. On the terms and subject to the fulfillment of the conditions prescribed by this ARTICLE 2, Investor hereby agrees to purchase from Veridien, and Veridien hereby agrees to sell to Investor at the Initial Closing, the Initial Mycosol Common Shares for an aggregate purchase price (the “IMCS Purchase Price”) of $500,000.

2.2 Conditions. Prior to the Initial Closing, Veridien and Mycosol will satisfy all of the conditions contained in paragraphs 1 through 9 and 11 in Schedule 2.2. If any of the conditions are not fulfilled by the Initial Closing, Investor may terminate this Agreement and Investor will be released from all obligations under this Agreement without prejudice to any rights or remedies it may have against Veridien or Mycosol; provided that any of the conditions may be waived in whole or in part by Investor without prejudice to its rights of termination for the non-fulfillment of any other condition, which waiver is binding on Investor only if in writing.

2.3 First Installment and Closing. The provisions for Closing prescribed in Schedule 2.3 apply to the Initial Closing. Investor will pay to Veridien the IMCS Purchase Price by certified cheque or wire transfer of immediately available funds at Initial Closing against delivery: (a) by

Veridien of the documents prescribed in clauses 3(a)(i) and 3(a)(iii) through 3(a)(vii) of Schedule 2.3 and (b) by Mycosol of the documents prescribed in paragraph 5 of Schedule 2.3.

2.4 Use of Proceeds. Veridien and Mycosol agree that the proceeds of the Initial Investment will be used as contemplated in Section 9.1.

ARTICLE 3
VERIDIEN CONVERTIBLE DEBENTURE

3.1 Purchase and Sale of Debenture. On the terms and subject to the fulfillment of the conditions prescribed by this ARTICLE 3, Investor agrees to purchase, on its own behalf and for its own account, and Veridien agrees to create and sell to Investor at Initial Closing the Debenture for an aggregate purchase price of $100,000, with the terms and in the form attached as Schedule 3.1.

3.2 Conditions. Prior to the Initial Closing, in addition to the conditions prescribed in Section 2.2, Veridien shall satisfy the condition contained in paragraph 10 of Schedule 2.2. If any of the foregoing conditions are not fulfilled by the Initial Closing, Investor may terminate this Agreement and Investor will be released from all obligations under this Agreement without prejudice to any rights or remedies it may have against Veridien or Mycosol; provided that any of the conditions may be waived in whole or in part by Investor without prejudice to its rights of termination for the non-fulfillment of any other condition, which waiver is binding on Investor only if in writing.

3.3 Payment and Closing. The Debenture Purchase shall form part of the Initial Closing. Investor will pay to Veridien the purchase price for the Debenture by certified cheque or wire transfer of immediately available funds at Initial Closing against delivery by Veridien of the document prescribed in clause 3(a)(ii) of Schedule 2.3.

ARTICLE 4
OPTION FOR ADDITIONAL INVESTMENT

4.1 Option for Additional Mycosol Common Shares. Veridien may, at its option, at any time on or before February 1, 2006 provide the Investor with an option in writing to, on the terms and subject to the fulfillment of the conditions prescribed by this ARTICLE 4, acquire from Veridien the Additional Mycosol Common Shares for an aggregate purchase price of $500,000 (the “AMCS Purchase Price”). If such an option is provided to the Investor by Veridien, it shall expire and be of no further force and effect unless an Exercise Notice is properly given by 10 p.m. on the 5th business day following the day on which the option was received by the Investor.

4.2 Notice of Exercise of Option. If the option referred to in paragraph 4.1 is provided by Veridien, the procedures prescribed in Schedule 4.2 shall apply to the Exercise Notice for such option.

4.3 Conditions. Prior to the Additional Investment Closing, Veridien and Mycosol will satisfy all of the conditions contained in paragraphs 1 through 9 and 11 through 12 of Schedule 2.2. If any of these conditions are not fulfilled by the Additional Investment Closing, Investor may terminate the Additional Investment and Investor will be released from all obligations under this ARTICLE 4 without prejudice to any rights or remedies it may have against Veridien or Mycosol; provided that any of the conditions may be waived in whole or in part by Investor without prejudice to its rights of termination for the non-fulfillment of any other condition, which waiver is binding on Investor only if in writing.

4.4 Payment and Closing. The provisions for Closing prescribed in Schedule 2.3 apply to the Additional Investment Closing. Investor will pay to Veridien the purchase price for the Additional Mycosol Common Shares by certified cheque or wire transfer of immediately available funds at Additional Investment Closing against delivery: (a) by Veridien of the documents prescribed in subparagraph 3(b) of Schedule 2.3, and (b) by Mycosol of the documents prescribed in paragraph 5 of Schedule 2.3.

4.5 Use of Proceeds. Veridien and Mycosol agree that the proceeds of the Additional Investment will be used as contemplated in Section 9.2.

ARTICLE 5
PUT AND CALL OPTIONS

5.1 Call Option. Veridien has the irrevocable right, exercisable at any time from the date of the Initial Closing to and including March 1, 2007, to notify Investor that Veridien requires Investor to sell Mycosol Common Shares to it in accordance with any one or more of (a)(i), (a)(ii), (b)(i), or (b)(ii) below:

(a)	if only the Initial Investment has been completed

(i)	60% of the Initial Mycosol Common Shares for an aggregate purchase price of $750,000; or

(ii)	if the option in (a)(i) has been previously or concurrently exercised, 40% of the Initial Mycosol Common Shares for a purchase price of $750,000;

(b)	if the Initial Investment and the Additional Investment have both been completed, at the option of Veridien,

(i)	60% of the Initial Mycosol Common Shares and 60% of the Additional Mycosol Common Shares for an aggregate purchase price of $1,500,000; or

(ii)	if the option in (b)(i) has been previously or concurrently exercised, 40% of the Initial Mycosol Common Shares and 40% of the Additional Mycosol Common Shares for an aggregate purchase price of $1,500,000; or

Each of the options granted in this Section 5.1 will expire and be of no further force and effect unless an Exercise Notice is properly given by 5 p.m. Eastern time on March 1, 2007 in respect of such option, that identifies which option is being exercised.

5.2 Put Option. Veridien shall give Investor two weeks’ prior written notice of the commencement of the Put Option period as a reminder to Investor of its Put Option. Investor has the irrevocable right, exercisable at any time from January 1, 2007 to and including the later to occur of: (a) the date that is three (3) months after such written notice is received by Investor, and (b) April 1, 2007, (in either case, the “Put Option Expiry Date”), to notify Veridien that Investor requires Veridien to purchase from it:

(a)	if only the Initial Investment has been completed, one half of the Initial Mycosol Common Shares, for an aggregate purchase price of $250,000; or

(b)	if the Initial Investment and the Additional Investment have both been completed, one half of the Initial Mycosol Common Shares and one-half of the Additional Mycosol Common Shares, for an aggregate purchase price of $500,000.

The right provided in this Section 5.2 will expire and be of no further force and effect unless an Exercise Notice is properly given by 5 p.m. Eastern time on the Put Option Expiry Date.

5.3 Notice of Exercise of Option. The procedures for giving notice to exercise an option prescribed in Schedule 4.2 apply to the exercise of Veridien’s Call Option and Investor’s Put Option, as the case may be.

5.4 Conditions. Prior to the Call Option Closing or the Put Option Closing, as the case may be, Veridien will satisfy all of the conditions detailed in paragraphs 1, 3, 4, and 6 through 12 of Schedule 2.2. If any of the conditions are not fulfilled by Closing, Investor may terminate the Call Option or Put Option transaction, as the case may be, and Investor will be released from all obligations under this ARTICLE 5 without prejudice to any rights or remedies it may have against Veridien or Mycosol; provided that any of the conditions may be waived in whole or in part by Investor without prejudice to its rights of termination for the non-fulfillment of any other condition, which waiver is binding on Investor only if in writing; provided further that Investor may only terminate the Call Option or Put Option transaction, as the case may be, (a) if the breach of the condition is material to the particular Closing, (b) Investor provides notice of the breach to Veridien, and (c) Veridien fails to cure the breach within 10 days of receipt of notice thereof.

5.5 Payment and Closing. The provisions for Closing prescribed in Schedule 2.3 apply to the Call Option Closing and the Put Option Closing. Payment of the purchase price in respect of the Call Option or the Put Option, as the case may be, will be made by:

(a)	cash payment; or

(b)	issuance of that number of Veridien Common Shares, or Veridien Convertible Securities, that is equal to the applicable purchase price valued at 80% of the Market Price on the date of the Exercise Notice. In any event, the Veridien Common Shares shall not be valued at a price less than:

(i)	if the Call Option, $0.051 per Veridien Common Share (subject to paragraph (d) below); and

(ii)	if the Put Option, $0.055 per Veridien Common Share.

(c)	In the case of a Put Option Closing described in section 5.2 or closing of a Call Option described in section 5.1(a)(i) or 5.1(b)(i), Veridien shall have the right to determine whether the consideration shall be paid in accordance with paragraph 5.5(a) or 5.5(b). In the case of closing of a Call Option described in section 5.1(a)(ii) or 5.1(b)(ii), Veridien shall, subject to paragraph, have the right to determine whether the consideration in respect of 50% of the applicable purchase price shall be paid in accordance with paragraph 5.5(a) or 5.5(b) and the Investor shall have the right to determine whether the balance of the purchase price shall be paid in accordance with paragraph 5.5(a) or 5.5(b).

(d)	In the case of the closing of a Call Option, Veridien shall have the right to deliver Veridien Common Shares only if either:

(i)	the Market Price on the date of the Exercise Notice is at least $0.051; or

(ii)	Veridien notifies the Investor in writing that it elects that paragraph (b)(i) be read by adjusting the referenced price of $0.051 to the Market Price on the date of the Exercise Notice;

(e)	Payment of the purchase price will be made by Veridien and accompanied by those documents prescribed in subparagraph 3(c) of Schedule 2.3 against delivery by Investor of the documents prescribed in paragraph 4 of Schedule 2.3.

ARTICLE 6
RIGHT OF FIRST REFUSAL

6.1 Mycosol Option. The parties acknowledge that pursuant to the Memorandum of Agreement, Veridien has an irrevocable option to purchase certain Mycosol Common Shares currently held by the Mycosol Principals on the terms and conditions set forth in Section 14 of the Memorandum of Agreement as amended (the “Mycosol Option”).

6.2 Right of First Refusal. If Veridien has not exercised the Mycosol Option on or prior to the date that is thirty Business Days prior to the expiry thereof, it shall give written notice to Investor specifying that it has not exercised the Mycosol Option, and provided that Investor has made both the Initial Investment and the Additional Investment, Investor shall have an irrevocable option, exercisable at any time until the expiry of the Mycosol Option, to notify

Veridien that Investor will purchase the balance of the Mycosol Common Shares available to Veridien under the Mycosol Option pro rata with other investors providing funding to Mycosol. Further, Investor shall have the right, pro rata with other investors who elect to purchase the balance of the Mycosol Common Shares available to Veridien under the Mycosol Option, to take up the pro rata share of any other investor who does not elect to purchase its pro rata share of the Mycosol Common Shares.

6.3 Notice of Exercise of Option. The procedures for giving notice to exercise an option prescribed in Schedule 4.2 apply to the exercise of Investor’s option to purchase Mycosol Common Shares pursuant to the Right of First Refusal.

6.4 Conditions. Prior to the ROFR Closing Veridien will satisfy all of the conditions applicable to it detailed in paragraphs 1, 3, 4, 6 through 9 and 12 in Schedule 2.2. and Mycosol will satisfy all of the conditions applicable to it detailed in paragraphs 2, 3, 5 through 9 and 12. If any of the conditions are not fulfilled by the ROFR Closing, Investor may terminate the purchase of the Mycosol Common Shares under the Right of First Refusal and Investor will be released from all obligations under this ARTICLE 6 without prejudice to any rights or remedies it may have against Veridien or Mycosol; provided that any of the conditions may be waived in whole or in part by Investor without prejudice to its rights of termination for the non-fulfillment of any other condition, which waiver is binding on Investor only if in writing.

6.5 Payment and Closing. The provisions for Closing prescribed in Schedule 2.3 apply to the ROFR Closing. Investor will pay to the Mycosol Principals the purchase price for the Mycosol Common Shares that Investor is purchasing under the Right of First Refusal by certified cheque or wire transfer of immediately available funds at ROFR Closing against delivery by: (a) the Mycosol Principals of share certificates duly endorsed over to or registered in the name of Investor; (b) Veridien of the documents prescribed in subparagraph 3(d) of Schedule 2.3; and (c) Mycosol of the documents prescribed in paragraph 5 of Schedule 2.3.

ARTICLE 7
EXCHANGE OPTION

7.1 Option to Exchange Initial Mycosol Common Shares. Investor has the irrevocable right, exercisable at any time from the date of this Agreement up to and including December 31, 2005, to notify Veridien that on the terms and subject to the fulfillment of the conditions prescribed by this ARTICLE 7, Investor will require Veridien to exchange the Initial Mycosol Common Shares for 9,803,992 Veridien Common Shares (subject to appropriate antidilution adjustments for forward or reverse splits from the date of execution of this agreement), or an equivalent value of Veridien Convertible Securities, at Investor’s option. The right provided in this Section 7.1 will expire and be of no further force and effect unless an Exercise Notice is properly given by 5 p.m. Eastern time on December 31, 2005.

7.2 Option to Exchange Additional Mycosol Common Shares. If the Investor acquires the Additional Mycosol Common Shares, the Investor shall have the irrevocable right, exercisable at any time from the date of this Agreement, up to and the AMCS Exercise Date, to notify Veridien that on the terms and subject to the fulfillment of the conditions prescribed by this ARTICLE 7, Investor will require Veridien to exchange the Additional Mycosol Common Shares for such number of Veridien Common Shares as is equal to $500,000 divided by AMCS Exchange Price (subject to appropriate antidilution adjustments for forward or reverse splits from the date of purchase of Additional Mycosol Common Shares), or an equivalent value of Veridien Convertible Securities, at Investor’s option. The right provided in this Section 7.2 will expire and be of no further force and effect unless an Exercise Notice is properly given by 5 p.m. Eastern time on such first anniversary date.

7.3 Notice of Exercise of Option. The procedures for giving notice to exercise an option prescribed in Schedule 4.2 apply to the exercise of Investor’s Exchange Option under either Section 7.1 or 7.2 hereof.

7.4 Conditions. Prior to the Exchange Option IMCS Closing or the Exchange Option AMCS Closing as applicable, Veridien will satisfy all of the conditions contained in paragraphs 1, 3, 4, 7 and 9 through 12 of Schedule 2.2. If any of the conditions are not fulfilled by the time for such closing, Investor may terminate the relevant exchange transaction and Investor will be released from all obligations under this ARTICLE 7 in respect thereof, without prejudice to any rights or remedies it may have against Veridien or Mycosol; provided that any of the conditions may be waived in whole or in part by Investor without prejudice to its rights of termination for the non-fulfillment of any other condition, which waiver is binding on Investor only if in writing.

7.5 Payment and Closing. The provisions for Closing prescribed in Schedule 2.3 apply to the Exchange IMCS Option Closing and to the Exchange Option AMCS Closing. Investor will deliver to Veridien the share certificate or certificates representing the Initial Mycosol Common Shares or Additional Mycosol Common Shares, as applicable, duly endorsed over to Veridien against delivery by Veridien of the documents prescribed in subparagraph 3(e) of Schedule 2.3.

ARTICLE 8
COVENANTS, REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of Veridien. Veridien represents and warrants to Investor as detailed in Schedule 8.1 to this Agreement and acknowledges that Investor is relying on such representations and warranties in connection with the transactions contemplated herein, including, without limitation, the purchase by Investor of Mycosol Common Shares and the Debenture.

8.2 Covenants of Veridien. Veridien covenants to Investor as detailed in Schedule 8.2 to this Agreement and acknowledges that Investor is relying on such covenants in connection with the transactions contemplated herein, including, without limitation, the purchase by Investor of Mycosol Common Shares and the Debenture.

8.3 Representations and Warranties of Mycosol. Mycosol hereby represents and warrants to Investor as detailed in Schedule 8.3 to this Agreement and acknowledges that Investor is relying on such representations and warranties in connection with the transactions contemplated herein, including, without limitation, the purchase by Investor of Mycosol Common Shares from Veridien or the Mycosol Principals.

8.4 Covenants of Mycosol. Mycosol hereby covenants to Investor as detailed in Schedule 8.4 to this Agreement and acknowledges that Investor is relying on such covenants in connection with the transactions contemplated herein, including, without limitation, the purchase by Investor of Mycosol Common Shares.

8.5 Representations and Warranties of Investor. Investor hereby represents and warrants to Veridien and Mycosol as detailed in Schedule 8.5 to this Agreement and acknowledges that Veridien and Mycosol are each relying on such representations and warranties in connection with the transactions contemplated herein.

8.6 Survival. The representations and warranties contained in this Agreement and in any document or certificate given pursuant hereto shall survive Closing and notwithstanding Closing and any investigation made by or on behalf of Investor, shall continue in full force and effect for the benefit of Investor for six (6) months after receipt by Investor of the financial statements in respect of the fiscal year in which the Closing occurs.

ARTICLE 9
USE OF PROCEEDS AND ACCESS TO RECORDS

9.1 Use of Proceeds of Initial Investment. Veridien will use the proceeds of the Initial Investment to purchase Mycosol Common Shares in accordance with the Memorandum of Agreement after the date of this Agreement. Proceeds received by Veridien but not yet invested in Mycosol in accordance with the Memorandum of Agreement will be held in a segregated account in the name of Veridien at SouthTrust Bank in the city of St. Petersburg, Florida. Mycosol will solely and exclusively apply the proceeds from the sale of those Mycosol Common Shares to Veridien in pursuit of the Development Plan set out in Schedule 9.1, as it may be amended from time to time by Mycosol’s executive committee; provided that until all of the proceeds of the Initial Investment have been fully expended in accordance with this Section 9.1, Mycosol may not change the objective of such Full Development Plan, which is to pursue the development and launch of the Reagent Diagnostic Product Line using Mycosol lead compound “M301” or one or more of its homologs or sister compounds, without the prior express written consent of Investor.

9.2 Use of Proceeds of Additional Investment Option. If the Additional Investment is made, Veridien will use the proceeds of this Additional Investment to purchase Mycosol Common Shares in accordance with the Memorandum of Agreement. Mycosol will solely and exclusively apply the proceeds it receives indirectly from the Additional Investment to for the same purposes as are set out in section 9.1. If the Additional Investment is made, Mycosol may not change the objective of the Full Development Plan set out in Schedule 9.1 which is to pursue the development and launch of the Reagent Diagnostic Product Line using Mycosol lead compound “M301” or one or more of its homologs or sister compounds, without the prior express written consent of Investor.

9.3 Supervisory Right. Mycosol covenants and agrees to permit Investor and its representatives, on reasonable notice and at reasonable times after the Initial Closing, to make such inspections of its properties and assets as Investor deems necessary or advisable to ensure that the proceeds of the Initial Investment, and the Additional Investment, if any, are being used in accordance with this ARTICLE 9. Such inspection shall not, however, affect or mitigate Mycosol’s covenants, representations and warranties hereunder which shall continue in full force and effect as provided in ARTICLE 8.

9.4 Reporting and Access to Records. Mycosol covenants and agrees that it shall:

(a)	within 60 days following the end of each fiscal year of Mycosol, deliver to Investor financial statements for Mycosol in respect of the fiscal year prepared in accordance with generally accepted accounting principles;

(b)	within 90 days following the end of each fiscal year of Mycosol, deliver to Investor accountant reviewed financial statements for Mycosol in respect of the fiscal year prepared in accordance with generally accepted accounting principles; provided that if audited financial statements are prepared, Mycosol shall deliver them to Investor in accordance with this subsection;

(c)	keep proper books of account and make entries therein of all matters, terms, transactions and things as are usually written, recorded or entered in books of account kept by corporations engaged in an enterprise of a similar nature as the Business, which books of account shall be kept at the principal place of business of Mycosol, and Investor and its representatives shall have free access at all times during normal business hours to inspect, examine, copy and use the facilities of Mycosol to make copies or take extracts from the books of account for Mycosol; and

(d)	within 30 days following the end of each fiscal quarter of Mycosol, prepare and deliver to Investor a statement of actual expenses and in that quarter compared against the pro forma budget attached as Schedule 9.1.

ARTICLE 10
MARKETING AND MANUFACTURING RIGHTS OF VERIDIEN

10.1 Marketing and Manufacturing Rights. The parties acknowledge that if Veridien enters into an agreement with Mycosol that entitles Veridien to purchase the marketing and manufacturing rights for Mycosol Products that are currently under development or come under development, the agreement will be on terms at least as beneficial to Mycosol as the following:

(a)	Technology will be owned by Mycosol and its subsidiaries;

(b)	Veridien will pay Mycosol a fee equal to, using generally accepted accounting principles for industrial products sold, the greater of:

(i)	Five percent (5%) of sales made by Veridien of Mycosol Products; and

(ii)	20% of Veridien’s net profit on Mycosol Products.

10.2 Right of First Refusal. Notwithstanding section 10.1 above, Veridien will have a right of first refusal to license or purchase the marketing and manufacturing rights for any Mycosol Products on market terms as of the date that the purchase offer is made. If Mycosol receives purchase offers in respect of these rights from other parties (other than a Related Party of Mycosol or Veridien), Veridien will have 90 days to match the best offer received by Mycosol. If Mycosol determines that Veridien’s offer does not match or improve on the third party offers, Veridien may refer the matter to arbitration.

10.3 Amendments. The parties agree that no amendments will be made to the terms detailed in Section 10.1 above without the prior written consent of Investor, such consent not to be unreasonably withheld.

ARTICLE 11
MYCOSOL EXECUTIVE COMMITTEE

11.1 Investor Option to Join Executive Committee and Mycosol Board. Provided that Investor has completed the Initial Investment, Investor may, at its option, at any time before the first anniversary of the Initial Closing, appoint Rolf Reininghaus to join the executive committee of Mycosol upon completion of his current obligations with his current employer. Provided that Investor has completed the Initial Investment, Rolf Reininghaus is invited, at his option, at any time before the first anniversary of the Initial Closing, to join the board of directors of Mycosol.

11.2 Executive Committee Composition. The executive committee shall be comprised of Rolf Reininghaus (if Investor has appointed him to join), the members of Mycosol’s board of directors (who at the time of this Agreement are Sheldon Fenton, Russell Van Zandt, Richard Klein and Jeffrey Selph) and such other parties as may be added from time to time by a vote of the executive committee.

11.3 Executive Committee Responsibilities. The executive committee shall provide strategic direction to Mycosol and shall review and approve all budgets of Mycosol and any amendments thereto. The executive committee will approve the strategic direction of Mycosol, including the review and approval of all research and development plans and Mycosol business plans and any amendments thereto. Mycosol shall submit a research and development plan and a business plan to the executive committee for review and approval in respect of each fiscal year of Mycosol. A copy of the current Mycosol business plan is attached to this Agreement as Schedule 11.3. The executive committee will oversee the operations of Mycosol, including review and approval of any licensing opportunities or disposal of assets out of the ordinary course of business.

11.4 Decision-Making.

(a)	All decisions of the executive committee shall be made by consent of at least 60 percent of the members of the executive committee. Notwithstanding the foregoing, unless otherwise agreed by all parties to this Agreement, Mycosol shall not, without the prior express written consent of Investor or its designee, (1) approve or enter into any transaction with a Related Party that does not confer the same direct or indirect pro rata (to their shareholdings in Mycosol) benefit on Investor as on Veridien, or (2) apply, or approve the application of, the proceeds of Investor’s investments under this Agreement for any purpose other than as expressly permitted by ARTICLE 9 of this Agreement.

(b)	For greater certainty, if Mycosol with Investor’s consent enters into any transaction that requires consent under this section 11.4 that results in a transfer of any of its Intellectual Property to Related Party in respect of Mycosol or Veridien (other than an entity wholly owned by Mycosol at the time of the transfer), Investor shall be entitled to an ownership interest in such transferee entity that is equal in proportion to Investor’s interests in Mycosol at the time of the transaction, including any rights and options to which Investor is entitled under this Agreement. Such entitlement shall be on terms no less favourable than the most favourable terms received by any other shareholder (or related Person of such shareholder) receiving an ownership interest in such transferee. At the time of the transaction, Investor shall be issued securities and granted rights and options proportionally in respect of the transferee entity, which rights and option shall be contingent upon and must be exercised concurrently with Investor’s exercise of its rights and options in respect of Mycosol securities hereunder.

11.5 Meetings. Every member of the executive committee is entitled to notice of a meeting. If a member is unable to attend in person, either physically or by teleconference, the member may appoint another member as proxy to attend at the meeting and act at the meeting in the manner, to the extent and with the authority conferred by the proxy. If a member cannot attend the meeting and elects not to appoint a proxy the member shall provide written notice to the other members that the member has elected not to appoint a proxy and in such case the meeting may be held without such member and decisions made at that meeting may be made by the remaining members in attendance in person or by proxy. Notice of a regular meeting must be received not less than two weeks prior to the date of the meeting. Notice of a special/emergency meeting must be received not less than 48 hours prior to the time of the meeting. The foregoing notice periods may be waived by unanimous consent of executive committee members.

11.6 No Investor Obligation. Nothing in this ARTICLE 11 may be construed as an obligation of Investor. If Investor does not exercise its option to appoint Rolf Reininghaus to join the executive committee, or Rolf Reininghaus does not opt to join the board of directors of Mycosol, neither Veridien nor Mycosol has any rights of redress against Investor and the other provisions of this Agreement remain unaffected.

ARTICLE 12

12.1 Tag Along Provision. In the event that Veridien proposes to sell Mycosol Common Shares representing 30% of its entire holding of such shares, (“Offered Shares”), Veridien shall forthwith give written notice (the “Tag-Along Notice”) of the identity of the purchaser of such shares (the “Third Party”) and the price and other material terms of the transaction to the Investor. The Investor may, not later than 30 Business Days after receipt of the Tag-Along Notice, deliver to Veridien a notice in writing invoking the provisions of this section 12.1 (a “Tag-Along Demand”). The delivery by the Investor of a Tag-Along Demand shall be irrevocable and shall bind the Investor to sell, at the option of the Investor, (x) all but not less than all of the Mycosol Common Shares (the “Tagging Shares”) owned by the Investor; or (y) such lesser number of Mycosol Common Shares as represents the same proportion of the Investor’s Mycosol Common Shares as the proportion of Veridien’s Mycosol Common Shares that Veridien proposes to sell to the Third Party; in accordance with the provisions of this section 12.1.

12.2 Terms and Conditions. The Tag-Along Demand will be binding upon the Third Party and the Investor and shall contain only such terms and conditions as are identical to those upon which Veridien proposes to sell to the Third Party the Offered Shares pursuant to section 12.1, provided that the offer price per Mycosol Common Share, which shall be specified in the Tag-Along Offer, shall be the same consideration as, or the cash equivalent of, the consideration per Mycosol Common Shares at which Veridien proposes to sell to the Third Party the Offered Shares. The closing date and other closing arrangements for the purchase and sale of the Tagging Shares shall be specified in the Tag-Along Demand and shall be the same, mutatis mutandis, as those specified between the Third Party and Veridien.

12.3 Agreement of Third Party Where Veridien is required to provide a Tag-Along Notice, Veridien shall not complete the proposed sale of Mycosol Common Shares unless:

(a)	Veridien properly delivers a Tag-Along Notice to the Investor; and

(b)	If the Investor properly delivers a Tag-Along Demand to Veridien, Veridien notifies the Third Party of such Tag-Along Demand and the Third Party agrees in writing with Veridien and the Investor to be bound by the terms of the Tag-Along Demand. as contemplated by this Article 12.

12.4 Right of First Refusal

In the event that Investor desires to transfer any of the Mycosol Common Shares owned by it (the “Offered Shares”) to any person (other than a corporation that is controlled by, or under common control with, Investor) , Investor shall first deliver a notice in writing (a “Sale Notice”) to Veridien whereby Investor offers to sell the Offered Shares to Veridien for the respective price per Mycosol Common Share, payable in cash on closing, set out in the Sale Notice and on and subject to the other terms and conditions (including closing arrangements) therein set out (such price, terms and conditions being hereinafter collectively referred to as the “Sale Terms”).

Veridien shall have the right, exercisable by giving notice (an “Acceptance Notice”) to Investor within 10 Business Days after its receipt of a Sale Notice (the “Acceptance Period”) to purchase all, but not less than all, of the Offered Shares in accordance with the Sale Terms. In the event that no Acceptance Notice is received from Veridien within the Acceptance Period, the offer to Veridien shall be deemed to have been refused.

12.5 Sale Notices Irrevocable

The delivery by Investor of a Sale Notice shall be irrevocable and, upon delivery by Veridien of an Acceptance Notice, the Investor shall be bound to sell, and Veridien shall be bound to purchase, the relevant Offered Shares in accordance with the Sale Terms and the provisions of subsections 12.3 to 12.6 hereof.

12.6 Sales to Third Parties

If, following the completion of the procedure stipulated in section 12.4, the Offered Shares remain unaccepted by Veridien, Investor may sell the Offered Shares to any person (a “Third Party”) at a price not less than the price set forth in the Sale Notice and on terms not more favourable to the Third Party than the Sale Terms (subject to negotiation of detailed representations, warranties and conditions that are consistent with a transaction of this nature), provided that the Third Party agrees in writing to be bound by the terms of this Agreement. If no such sale is completed by Investor within 90 days following the expiration of the 10 Business Day period referred to in section 12.4, Investor shall be required, before transferring any Mycosol Common Shares, again to offer such Mycosol Common Shares in the manner provided in section 12.4 and such process shall be repeated so often as any party to this Agreement desires to transfer any Mycosol Common Shares to a Third Party as contemplated by subsection 12.4.

12.7 Resignation Upon a sale of more than 50% of the Mycosol Common Shares held by Investor, if requested by Mycosol, Rolf Reininghaus will resign as a director of Mycosol if he then is a director and as a member of the executive committee if he is then a member of such committee.

ARTICLE 13
GENERAL

13.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States applicable therein.

13.2 Submission to Jurisdiction. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware, subject to section 13.8 hereof.

13.3 Further Assurances. The parties hereto agree to execute and deliver such further and other documents and perform or cause to be performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

13.4 Time. Time shall be of the essence of this Agreement.

13.5 Assignment. No party shall assign this Agreement without the written consent of the other parties, and any purported assignment without consent shall be void.

13.6 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

13.7 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

13.8 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, provision for the determination of which is not made elsewhere, shall be settled by arbitration in the state of Delaware (or at such other location as may be agreed upon by the parties), in accordance with the rules then promulgated by The American Arbitration Association. The parties hereto hereby submit to such jurisdiction and arbitration.

13.9 Notice Provisions. Any notice or communication hereunder shall be given in writing in the manner contemplated by Schedule 4.2.

[signature page follows]

* * *

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

MINEOLA HOLDING CORPORATION

Per:

Name:
Title:

I have the authority to bind the corporation

VERIDIEN CORPORATION

Per:

Name:
Title:

Per:

Name:
Title:

I/We have the authority to bind the corporation

AS TO ONLY THOSE PROVISIONS RELATING TO RIGHTS OR OBLIGATIONS OF MYCOSOL INC., OR ITS WHOLLY-OWNED SUBSIDIARY, ELION MEDICAL, INC., AND, FOR GREATER CERTAINTY, NOT AS TO ARTICLES 3, 5, 7 OR SCHEDULES 8.1 AND 8.2 OR , EXCEPT TO THE EXTENT A SPECIFIC CONSENT OF MYCOSOL IS REQUIRED BY LAW, ARTICLE 12.

MYCOSOL, INC.

Per:

Name:
Title:

Per:

Name:
Title:

I/We have the authority to bind the corporation

SCHEDULE 1.1

DEFINITIONS

In this Agreement:

“Additional Investment” means the optional purchase and sale of the Additional Mycosol Common Shares, as contemplated in ARTICLE 4;

“Additional Investment Closing” means the completion of the Additional Investment in accordance with ARTICLE 4;

“Additional Mycosol Common Shares” means that number of Mycosol Common Shares that represents eight and one-third percent (8 1/3%) of the Mycosol Common Shares on the date of this Agreement, that may be purchased by Investor pursuant to the Additional Investment, determined on a Fully Diluted Basis and taking into account the Mycosol Common Shares or rights to acquire Mycosol Common Shares that are to be issued to or acquired by Veridien in consideration for the investment by Veridien in Mycosol of the proceeds of the Initial Investment and the Additional Investment;

“Agreement” means this investment agreement and the schedules to this investment agreement, as amended from time to time;

AMCS Exchange Price means, where an option in writing is delivered to the Investor to make the Additional Investment pursuant to section 4.1, the Market Price computed as at the date that the option is so delivered. In any event the price shall be not less than $0.051 per Veridien Common Share;

“AMCS Exercise Date” means, where the Additional Mycosol Shares are acquired by the Investor, the later of December 31, 2005 and the date that is 6 months after the date that the Additional Mycosol Shares are so acquired.

“Business” means the business currently carried on by Mycosol, the core business of which is establishing a proprietary, platform technology from which to develop a broad portfolio of medical, industrial, veterinary and agricultural products for the safe and effective treatment and prevention of microbial -induced and microbial-exacerbated problems;

“Business Day” means any day other than a Saturday or a Sunday or a statutory or civic holiday in Delaware;

“Call Option” means the irrevocable right of Veridien to require Investor to sell to it a certain number of Mycosol Common Shares, as contemplated in Section 5.1 of this Agreement;

“Call Option Closing” means the completion of the purchase and sale of Mycosol Common Shares pursuant to the exercise of the Call Option;

“Closing” means any or all of the Initial Closing, the Additional Investment Closing, the Call Option Closing, the Put Option Closing, the ROFR Closing, and the Exchange Option Closing, as the case may be;

“Debenture” means a $100,000 principal amount convertible secured debenture with the terms and in the form prescribed in Schedule 3.1;

“Debenture Purchase” means the purchase by Investor and the creation and sale by Veridien of the Debenture, as contemplated in ARTICLE 3;

“Elion” means Elion Medical Inc., a wholly owned subsidiary of Mycosol;

“Event of Default” means an event of default under the Debenture or a material default under this Agreement;

“Exchange AMCS Option” means the irrevocable right of Investor to require Veridien to exchange the Additional Mycosol Common Shares for Veridien Common Shares, or an equivalent value of Veridien Convertible Securities, in accordance with ARTICLE 7;

“Exchange IMCS Option” means the irrevocable right of Investor to require Veridien to exchange the Initial Mycosol Common Shares for 9,803,992 Veridien Common Shares, or an equivalent value of Veridien Convertible Securities, in accordance with ARTICLE 7;

“Exchange Option” means either or both of the Exchange AMCS Option or the Exchange IMCS Option as the context requires;

“Exchange Option Closing” means the completion of the exchange of securities pursuant to the exercise of the AMCS Exchange Option or the IMCS Exchange Option, as applicable;

“Exercise Notice” means a notice in writing given by an Option Holder to a Grantor of an Option under this Agreement in which the Option Holder indicates its intention to exercise the Option subject to applicable conditions;

“Financial Statements” means collectively

(i)	the accountant-prepared balance sheet of Mycosol as at December 31, 2003, the statement of retained earnings and the statement of income for the period then ended, together with any supporting schedules and the notes to such statements, and

(ii)	the internally-prepared balance sheet of Mycosol as at September 30, 2004, the statement of income for the period then ended, together with any supporting schedules and the notes to such statements;

“Fully Diluted Basis” means taking into account all issued and outstanding Common Shares of Mycosol plus all Common Shares of Mycosol that may be issued under any debt obligations, convertible stock, warrants or options that are outstanding on the date hereof;

“Grantor” means, in the case of the Additional Investment, the Put Option, the Exchange Option and the Right of First Refusal, Veridien, and in the case of the Call Option, Investor;

“IMCS Purchase Price” has the meaning set out in Section 2.1;

“Initial Closing” means the completion of the Initial Investment and the Debenture Purchase in accordance with ARTICLE 2 and ARTICLE 3 of this Agreement;

“Initial Investment” means the purchase and sale of the Initial Mycosol Common Shares as contemplated in ARTICLE 2;

“Initial Mycosol Common Shares” means that number of Mycosol Common Shares that represents eight and one-third percent (8 1/3%) of the Mycosol Common Shares on the date of this Agreement, to be purchased by Investor pursuant to the Initial Investment, determined on a Fully Diluted Basis and taking into account the Mycosol Common Shares or rights to acquire Mycosol Common Shares that are to be issued to or acquired by Veridien in consideration for the investment by Veridien in Mycosol of the proceeds of the Initial Investment;

“Intellectual Property” means the Technology, together with all registered and unregistered service marks, trademarks, patents, patent applications (including the Patent and Patent Applications), trade secrets, copyrights, know-how, industrial designs, inventions, processes, formulae and other intellectual property in respect of or related to either or both of the Business and the Technology;

“Investor” means Mineola Holding Corporation, a corporation incorporated under the laws of Delaware its successors and permitted assigns;

“Market Price” means, on any given day, the average closing bid/offer price on a per share basis for Veridien Common Shares for the previous 10 trading days on which shares were traded and posted on the OTCBB;

“Memorandum of Agreement” means that agreement made June 1, 2004 between Mycosol, Veridien and the Mycosol Principals and Amendment No. 1 to Memorandum of Agreement made February 28, 2005, as may be properly amended from time to time upon receipt of all necessary approvals and consents, including, without limitation, the consent of the Mycosol executive committee in accordance with the terms of this Agreement.

“Mycosol” means Mycosol, Inc., a corporation incorporated under the laws of Delaware, and except where the context otherwise requires includes Elion Medical Inc., a wholly-owned subsidiary of Mycosol, Inc., a corporation incorporated under the laws of Delaware, or Mycosol’s successors and permitted assigns;

“Mycosol Common Shares” means common shares in the capital of Mycosol or preferred shares in the capital of Mycosol that are convertible into common shares in the capital of Mycosol;

“Mycosol Option” has the meaning ascribed thereto in Section 6.1;

“Mycosol Principals” means Richard B. Klein, Jeffrey Selph and James Hriso;

“Mycosol Products” means all existing and potential medical, industrial, veterinary or agricultural products developed by or for Mycosol for the purposes of being marketed or otherwise commercially utilized;

“Option” means any or all of the Additional Investment, the Call Option, the Put Option, the Right of First Refusal and an Exchange Option, as the case may be;

“Option Holder” means, in the case of the Additional Investment, the Put Option, the Right of First Refusal and an Exchange Option, Investor, and in the case of the Call Option, Veridien;

“OTCBB” means the National Association of Securities Dealers, Inc.’s OTC Bulletin Board for over-the-counter securities;

“Patent and Patent Applications” means all right, title and interest (including all rights acquired pursuant to a licence or otherwise) in and to all patents and patent applications under any domestic or foreign law that are now, or in the future that may be, owned or held by Mycosol, in whole or in part, (including, without limitation, the patents and patent applications listed in Schedule 10.1), all rights corresponding thereto to sue for past present and future infringements and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

“Permitted Elion Transfer” has the meaning set out in paragraph 11 of Schedule 8.4;

“Put Option” means the irrevocable right of Investor to require Veridien to purchase from it a certain number of Mycosol Common Shares, as contemplated in Section 5.2 of this Agreement;

“Put Option Closing” means the completion of the purchase and sale of Mycosol Common Shares pursuant to the exercise of the Put Option;

“Put Option Expiry Date” has the meaning ascribed to it in Section 5.2;

“Related Party” in respect of any corporation means any person or entity that controls, is controlled by, or is under common control with, the corporation;

“Right of First Refusal” means the irrevocable right of Investor to purchase Mycosol Common Shares from the Mycosol Principals as provided in ARTICLE 6;

“ROFR Closing” means the completion of the purchase by Investor and sale by the Mycosol Principals of Mycosol Common Shares pursuant to the Right of First Refusal;

“Technology” means Mycosol’s (or following a Permitted Elion Transfer, Mycosol’s or Elion’s as applicable) proprietary, multi-active chemistry platforms, including, without limitation, lead compounds “M301” (as further described as compound BW32U61 in the material transfer agreement made the 21st day of February, 2003, between Mycosol, Inc. and SmithKline Beecham Corporation doing business as GlaxoSmithKline) and “M340” and any analogs, derivatives, homologs or sister compounds of “M301” and “M340”, such as compounds “M341”, “M331”, “M301A”, including any metabolites, isomers, polymorphs and salts related to any of the foregoing, either as of the Effective Date or thereafter, and any other compounds developed, owned by or licensed to Mycosol or Elion, either as of the Effective Date or thereafter. Technology further includes any process for the synthesis or manufacture of any of the foregoing items;

“Veridien” means Veridien Corporation, a corporation incorporated under the laws of Delaware, or its successors and permitted assigns;

“Veridien Common Shares” means common shares in the capital of Veridien;

“Veridien Convertible Securities” means securities issued by Veridien, which are fully convertible into Veridien Common Shares or preferred shares in the capital of Veridien having the same attributes as Veridien Common Shares.

SCHEDULE 2.2

CONDITIONS TO CLOSING

     The transactions contemplated in this Agreement are subject to the following terms and conditions for the exclusive benefit of Investor to be fulfilled and performed at or prior to Closing.

1. Veridien’s Representations and Warranties. The representations and warranties of Veridien contained in this Agreement or in any certificate or other document delivered to Investor pursuant to this Agreement shall be true and correct on the date of Closing.

2. Mycosol’s Representations and Warranties. The representations and warranties of Mycosol contained in this Agreement shall be true and correct on the date of Closing.

3. Compliance. All of the terms, covenants and agreements set forth in this Agreement to be complied with or performed by Veridien or Mycosol at or before Closing shall have been complied with or performed by Veridien or Mycosol, as the case may be, on or before Closing.

4. Certificate of Veridien. A certificate, in form satisfactory to counsel for Investor, acting reasonably, as to compliance with the required conditions of Closing, signed by a senior officer of Veridien, shall be delivered to Investor at Closing; provided that the acceptance of such certificate and the closing of any transaction contemplated herein shall not be a waiver of the covenants, representations and warranties contained in this Agreement or in any certificate or document given pursuant to this Agreement, which covenants, representations and warranties shall continue in full force and effect as provided by Section 8.6.

5. Certificate of Mycosol. A certificate, in form satisfactory to counsel for Investor, acting reasonably, as to compliance with the required conditions of Closing, signed by a senior officer of Mycosol, shall be delivered to Investor at Closing; provided that the acceptance of such certificate and the closing of any transaction contemplated herein shall not be a waiver of the covenants, representations and warranties contained in this Agreement or in any certificate or document given pursuant to this Agreement, which covenants, representations and warranties shall continue in full force and effect as provided by Section 8.6.

6. Material Adverse Change. At Closing, there shall have been no material adverse change in the affairs, operations, prospects, assets, conditions or business (financial or otherwise) of Veridien or Mycosol from the date of this Agreement.

7. Approvals. All consents and approvals as are considered necessary by Investor’s and Veridien’s counsel, acting reasonably, shall have been obtained on terms satisfactory to Investor and Veridien respectively, acting reasonably.

8. Legal Action. No action or proceeding shall be pending or threatened by any person, governmental authority, regulatory body or agency to enjoin, prohibit or affect any of the transactions contemplated by this Agreement or the right of Veridien and Mycosol to conduct their operations and to carry on their respective businesses in the normal course substantially as their respective businesses have been carried on in the past.

9. Proceedings. Investor shall have received copies of all documentation or such other evidence as it may reasonably request to establish the consummation of the transactions contemplated by this Agreement and the taking of all proceedings, corporate or otherwise, in connection therewith. The form and substance of all such documentation and other evidence shall be satisfactory in all reasonable respects to Investor and to its counsel and all documents required to be registered under applicable legislation shall have been registered in a manner satisfactory to Investor and to its counsel.

10. Market for Shares. Veridien common shares shall be publicly trading over the OTCBB. Veridien shall be current and up-to-date in all of its filings and shall have a relationship with a market maker to trade Veridien Common Shares on the OTCBB.

11. Legal Opinion. Veridien shall deliver to Investor a favourable opinion of its legal counsel in form satisfactory to counsel for Investor, acting reasonably, including as to any resale or other restrictions applicable to any securities to be issued in respect of or as a result of a Closing.

12. Event of Default. No Event of Default and no condition, event or act which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing or shall exist.

SCHEDULE 2.3

CLOSING ARRANGEMENTS

1.	Closing. A Closing contemplated in this Agreement shall take place at 10:00 a.m. (Eastern Time) on the date agreed for the Closing at the principal office and place for the transaction of business of Veridien Corporation at 2875 MCI Drive, Unit B, Pinellas Park, Florida, USA, 33782, or in such other place or manner as the parties hereto may agree.

2.	Closing Date. The date of Closing shall be, in the case of the Initial Closing, March 4, 2005, and in the case of any other Closing, the date specified by the Option Holder in a duly executed and delivered Exercise Notice, or such other date as the parties may agree in writing.

3.	Veridien Deliveries. Veridien shall deliver, or cause to be delivered, to Investor the following documents duly executed by all persons other than Investor or do the following acts or things, which delivery and performance constitute a condition in favour of Investor to the completion of the transactions provided for in this Agreement:

(a)	at the Initial Closing:

(i)	a share certificate or certificates representing the Initial Mycosol Common Shares duly endorsed over to or registered in the name of Investor;

(ii)	the Debenture duly executed and registered in the name of Investor;

(iii)	the opinion referred to in paragraph 11 of Schedule 2.2;

(iv)	the certificate referred to in paragraph 4 of Schedule 2.2;

(v)	the approvals and consents referred to in paragraph 7 of Schedule 2.2;

(vi)	the documentation or evidence referred to in paragraph 9 of Schedule 2.2; and

(vii)	such other certificates and documents as are required in accordance with the terms of this Agreement to be delivered by or on behalf of Veridien;

(b)	at the Additional Investment Closing:

(i)	a share certificate or certificates representing the Additional Mycosol Common Shares duly endorsed over to or registered in the name of Investor;

(ii)	the opinion referred to in paragraph 11 of Schedule 2.2;

(iii)	the certificate referred to in paragraph 4 of Schedule 2.2;

(iv)	the approvals and consents referred to in paragraph 7 of Schedule 2.2;

(v)	the documentation or evidence referred to in paragraph 9 of Schedule 2.2; and

(vi)	such other certificates and documents as are required in accordance with the terms of this Agreement to be delivered by or on behalf of Veridien;

(c)	at the Call Option Closing and the Put Option Closing:

(i)	as applicable,

(A)	a certified cheque or wire transfer of immediately available funds, or

(B)	a certificate or certificates representing the required number of Veridien Common Shares or Veridien Convertible Securities, as the case may be, duly executed and registered in the name of Investor;

(ii)	the opinion referred to in paragraph 11 of Schedule 2.2;

(iii)	the certificate referred to in paragraph 4 of Schedule 2.2;

(iv)	the approvals and consents referred to in paragraph 7 of Schedule 2.2;

(v)	the documentation or evidence referred to in paragraph 9 of Schedule 2.2; and

(vi)	such other certificates and documents as are required in accordance with the terms of this Agreement to be delivered by or on behalf of Veridien;

(d)	at the ROFR Closing:

(i)	the certificate referred to in paragraph 4 of Schedule 2.2;

(ii)	the approvals and consents referred to in paragraph 7 of Schedule 2.2;

(iii)	the documentation or evidence referred to in paragraph 9 of Schedule 2.2; and

(iv)	such other certificates and documents as are required in accordance with the terms of this Agreement to be delivered by or on behalf of Veridien;

(e)	at the Exchange Option Closing:

(i)	a certificate or certificates representing 9,803,992 Veridien Common Shares, or an equivalent value of Veridien Convertible Securities, duly executed and registered in the name of Investor;

(ii)	the opinion referred to in paragraph 11 of Schedule 2.2;

(iii)	the certificate referred to in paragraph 4 of Schedule 2.2;

(iv)	the approvals and consents referred to in paragraph 7 of Schedule 2.2;

(v)	the documentation or evidence referred to in paragraph 9 of Schedule 2.2; and

(vi)	such other certificates and documents as are required in accordance with the terms of this Agreement to be delivered by or on behalf of Veridien.

4.	Investor Deliveries. At the Call Option Closing or the Put Option Closing, Investor will deliver to Veridien the following documents duly executed or do the following acts or things which delivery and performance constitute a condition in favour of Veridien to the completion of the transactions provided for in this Agreement:

(a)	a certificate or certificates representing the appropriate number of Mycosol Common Shares as are to be purchased and sold as contemplated in ARTICLE 5, duly endorsed over to or registered in the name of Veridien; and

(b)	such other documents as are required by this Agreement to be delivered by or on behalf of Investor.

5.	Mycosol Deliveries. At the Initial Closing, the Additional Investment Closing and the ROFR Closing, as the case may be, Mycosol will deliver to Investor the following documents duly executed or do the following acts or things which delivery and performance constitute a condition in favour of Investor to the completion of the transactions provided for in this Agreement:

(a)	the certificate referred to in paragraph 5 of Schedule 2.2; and

(b)	such other documents as are required by this Agreement to be delivered by or on behalf of Mycosol.

SCHEDULE 3.1

FORM OF DEBENTURE

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW AND NEITHER MAY BE SOLD OR OTHERWISE TRANSFERRED UNTIL (I). A REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (II). THE COMPANY SHALL HAVE RECEIVED A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY ACTING REASONABLY TO THE EFFECT THAT REGISTRATION UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

     Date: March 4, 2005                                                                                           Principal Amount: $ 100,000.00

VERIDIEN CORPORATION
Debenture

          Veridien Corporation, a Delaware corporation, (the “Company”), having its principal office and place for the transaction of business at 2875 MCI Drive Unit B, Pinellas Park, Florida 33782, for value received, hereby promises to pay all principal and accrued interest thereon to the order of Mineola Holding Corporation or registered assigns (the “Holder”) on March 4, 2008 (the “Maturity Date”). The Company may prepay any portion of the principal due hereunder at any time prior to the Maturity Date provided that (i) the Company give the Holder 30 days notice of its intent to make repayment and (ii) each prepayment shall be applied firstly to all accrued and unpaid interest then due under this Debenture with only the remaining balance being applied to principal reduction.

          Interest shall be calculated, both before and after the Maturity Date, at the rate of eight percent (8%) per annum, compounded annually. Interest shall be payable in full on the Maturity Date and may at the option of the Company be paid in cash or in the Common Stock of the Company at the same conversion rate as defined in paragraph “B” below.

          This Debenture may, at the option of the Holder, be converted into shares of the common stock, $.001 par value, of the Company (the “Common Stock”) as follows:

          A. The whole or any part of the principal amount due under this Debenture, together with any accrued and unpaid interest calculated in accordance with the terms hereof, may, at any time prior to the satisfaction thereof, be converted into Common Stock.

          B. The conversion price per share shall equal $ 0.051 per share (the “Conversion Price”). The conversion privilege terminates when all principal plus interest due under this Debenture has been paid in full or converted to Common Stock.

          C. To exercise the conversion privilege, the Holder shall surrender this Debenture to the Company at its principal office, accompanied by an executed notice (which shall be irrevocable) stating that the Holder elects to convert all or any specified part of the principal due under this Debenture, together with any accrued and unpaid interest, into Common Stock. The date of receipt by the Company of such notice is herein referred to as the “Date of Conversion”.

          D. As promptly as practicable, and in any event no later than the tenth day after the Date of Conversion, the Company shall cause to be issued and delivered to the Holder, or its designee, one or more certificates (the “Certificates”) for the whole shares of Common Stock deliverable upon the conversion. If any fractional interest in a share of Common Stock would, except for the provisions of this section, be deliverable upon a conversion of this Debenture, the company shall, at its option, satisfy such fractional interest by (i) paying to the Holder an amount in cash equal (to the nearest cent) to the value (as determined by the directors) of the fractional share on the business day next preceding the Date of Conversion, or (ii) rounding up to the nearest whole share. Shares of Common Stock issued upon conversion of this Debenture shall be restricted in accordance with federal and state securities laws and each Certificate shall bear the legend reflected on the cover hereof.

          E. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Date of Conversion and each person in whose name any Certificate shall be deliverable shall be deemed to have become on such date the holder of record of the Common Stock, represented thereby.

          F. Where the Holder intends only to convert a portion of this Debenture, upon surrender to the Company of this Debenture, the Holder thereof shall be entitled to receive, without expense to such Holder, one or more new Debentures for the unconverted portion of the principal amount, together with a pro rata share of the interest accrued and unpaid, of this Debenture so surrendered.

          G. The Common Stock issued upon any conversion hereunder shall be entitled to receive only those dividends whose date of declaration shall occur on or after the Date of Conversion.

          H. The Conversion Price and the number of shares purchasable hereunder shall be subject to adjustment from time to time in accordance with the following provisions:

          (1) If the Company shall at any time subdivide, by means of a forward stock split, stock dividend or otherwise the outstanding shares of its Common Stock, then upon subdivision the Conversion Price in effect immediately prior thereto shall be proportionately decreased, and upon combination or consolidation, by means of a reverse stock split or otherwise, the Conversion Price in effect immediately prior to such combination or consolidation shall be proportionately increased, effective from and after the record date of such subdivision or combination or consolidation, as the case may be.

          Upon any adjustment in the Conversion Price pursuant to this subparagraph (1) above, the Holder shall thereafter be entitled to convert this Debenture, or any portion thereof, to Common Stock at the adjusted Conversion Price.

     (2) If at any time while this Debenture is outstanding there shall be any reorganization or reclassification of the Common Stock of the Company (other than a subdivision, combination or consolidation of shares provided for in subparagraph (1.) above, or any consolidation or merger of the Company with another corporation, the Holder shall thereafter be entitled to receive, during the term hereof and upon timely exercise of the Holder’s conversion rights hereunder, the number of shares of Common Stock or other securities or property of the Company or of the successor corporation resulting from such consolidation or merger, as the case may be, to which a holder of the Common Stock of the Company, would have been entitled upon such reorganization, reclassification, consolidation, or merger if this Debenture had been exercised immediately prior to such reorganization, reclassification, consolidation, or merger; and in any case appropriate adjustment (as determined by agreement of the Holder and the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Holder to the end that the provisions set forth herein (including the adjustment of the Conversion Price and the number of shares issuable upon the conversion of this Debenture) shall thereafter be applicable , as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion thereof.

     (3) Upon any adjustment of the Conversion Price and any increase or decrease in the number of shares of Common Stock purchasable upon the conversion of this Debenture, then, and in each such case, the Company, within thirty days after the Holder’s request, shall give written notice thereof to the Holder at the address of Holder as shown on the books of the Company, which notice shall state the Conversion Price as adjusted, setting forth in reasonable detail the method of calculation of each.

     (4) The issuance of certificates for shares of Common Stock upon any conversion of this Debenture shall be made without charge to the Holder for any stock transfer tax or expense imposed by the Company or its transfer agent in respect to the issuance of such certificates, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of, or in such name or names as may be directed by the Holder; provided, however, that in the event that certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, this Debenture when surrendered for exercise shall be accompanied by an instrument of transfer in form satisfactory to the Company, duly executed by Holder in person or by an attorney duly authorized in writing, and the Holder shall pay all stock transfer taxes payable upon issuance of such stock certificate.

     (5) The Company agrees that it will not increase the par value of the shares of the Common Stock issuable upon conversion of this Debenture above the then applicable Conversion Price and that, before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of any Common Stock issuable upon the conversion hereof, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the Conversion Price as so adjusted.

          I. The Company covenants that it will at all times reserve and keep available, solely for the purpose of issue upon the conversion hereof, a sufficient number of shares of Common Stock to permit the conversion hereof in full.

          J. Except as otherwise provided herein, this Debenture and all rights hereunder are transferable by the Holder in person or by duly authorized attorney on the books of the Company.

          K. Notwithstanding any provision herein to the contrary, the Holder may not sell, transfer, or otherwise assign this Debenture or the shares of Common Stock issuable upon conversion hereof without the consent of the Company, which consent may not unreasonably be withheld and which consent shall not be withheld in any event if the Company is provided with an opinion of counsel, satisfactory in form and substance to the Company, to the effect that such sale, transfer, or assignment does not violate the Securities Act of 1933 or applicable state securities law.

          L. Shares of Common Stock issued upon conversion of this Debenture shall be restricted in accordance with state and federal securities laws except as otherwise hereinafter provided.

          M. Upon the occurrence of a default under the terms of this Debenture, the Company hereby waives demand, presentation of payment, protest, notice of protest, dishonor and any defense by reason of any extension of time or other indulgence granted by the Holder of this Debenture, and agrees that, upon such occurrence, the Holder shall have the right to accelerate the Maturity Date and constitute the then unpaid principal and interest as immediately due and payable. Default is defined as:

          (a) violation of any material term, condition or promise of this Debenture issued by the Company to Holder this date; or,

          (b) filing by or against the Company of any bankruptcy proceeding or any filing of relief of debtors in any court or under any statute.

          N. If the Holder incurs any costs in the collection or enforcement of this Debenture, including costs of filing suit and reasonable attorney fees, the Company agrees to pay such costs.

          O. This Debenture shall be interpreted in accordance with the laws of the State of Delaware. No provision of this Debenture shall be affected by the invalidity of any other provision or provisions contained herein.

          P. Time shall be of the essence of this Debenture and every part hereof.

          Q. This Debenture shall be binding upon the Company and its successors and assigns and shall enure to the benefit of the Holder and its successors and assigns.

          R. Subsequent to execution of this Debenture, each party hereto shall take such further action and execute and deliver such further documentation as may be reasonably required to implement the purposes of this Debenture.

          S. This Agreement may be executed in counterparts and the agreement outlined herein shall be effective when executed by all parties hereto. Delivery of facsimile copies of the executed agreement shall be sufficient evidence of its execution.

          T. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

          IN WITNESS WHEREOF, Veridien Corporation has by its duly authorized officers executed this Debenture at Pinellas Park, Florida the date first above written.

Veridien Corporation

By:

Russell Van Zandt
Chairman

SCHEDULE 4.2

EXERCISE OF OPTIONS AND NOTICE PROVISIONS

1.	Exercise of Options. Options in this Agreement may be exercised by the Option Holder by delivering to the Grantor prior to the expiry of the Option, an Exercise Notice specifying a day for the Closing, which shall be a Business Day, and which is not less than 10 and not more than 20 Business Days following the day on which the Exercise Notice is received by the Grantor.

2.	Notice. All Exercise Notices, payments (other than payments by wire transfer as contemplated by this Agreement) and other communications under this agreement that may be or are required to be given by any party to the others shall (in the absence of any specific provision to the contrary) be in writing and delivered or sent by prepaid registered mail or telecopier to the parties at their following respective addresses:

TO:	INVESTOR

c/o Corporation Trust Company
1209 Orange Street
Wilmington, Delaware

COPY TO:

Rolf Reininghaus
313 Indian Valley Trail
Mississauga, Ontario L5G 2K9

Telecopier: 905-271-9346

TO:	VERIDIEN

2875 MCI Drive, Suite B
Pinellas Park, Florida
33782

Attention: Russ Van Zandt, Chairman

Telecopier: 727-576-1611

TO:	MYCOSOL

14001 Weston Parkway, Suite 112
Cary, North Carolina
27513

Attention: Richard Klein, Chief Executive Officer

Telecopier: 919-535-2004

and if any such payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third Business Day following the mailing thereof and, if delivered or telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving any interruption in postal service, any payment or communication will not be received by the addressee by no later than the third Business Day following the mailing thereof, then the mailing of any such Exercise Notice, payment or other communication as aforesaid shall not be an effective means of sending the same but rather any Exercise Notice, payment or other communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Any of the parties hereto may from time to time change their address as written above by notice to each of the other parties in accordance with this section.

SCHEDULE 8.1

REPRESENTATIONS AND WARRANTIES OF VERIDIEN

     Veridien represents and warrants to Investor as follows and acknowledges that Investor is relying on these representations and warranties in connection with transactions contemplated in this Agreement.

1. Incorporation and Organization. Veridien is a corporation incorporated and validly subsisting under the laws of its jurisdiction of incorporation. Veridien is up to date in all filings and is duly qualified as a corporation to do business in all jurisdictions in which it operates. Veridien has the corporate power and authority and is qualified to own, lease and dispose of its property, including the Mycosol Common Shares, and to carry on its business as it is now conducted. No act or proceeding has been taken by or against Veridien in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Veridien.

2. Shares Listed. The Veridien Common Shares are publicly trading over the OTCBB. Veridien is current and up-to-date in all of its filings and has a relationship with a market maker to trade Veridien Common Shares on the OTCBB.

3. Authorized and Issued Capital. The authorized capital of Veridien consists of 300,000,000 common shares and 25,000,000 preferred shares issuable in series, of which 210,017,310 common shares and 6,000 series A convertible preferred shares and 174,219 series B convertible preferred shares have been duly and validly issued as fully paid and non-assessable shares as of September 30, 2004.

4. Power and Authority. Veridien has the corporate power, authority and capacity to enter into this Agreement and all other instruments to be executed by it under this Agreement and to consummate the transactions contemplated in this Agreement and all other instruments. The execution and delivery of this Agreement and such other instruments and the completion of the transactions contemplated by this Agreement and such other instruments have been duly authorized by all necessary corporate action on the part of Veridien and its shareholders.

5. Purchased Securities. Veridien has the absolute and unrestricted right to sell the Mycosol Common Shares, and to issue and sell the Debenture, and to issue and sell the Veridien Common Shares and Veridien Convertible Securities in satisfaction of the transactions contemplated by this Agreement and has authorized and reserved for future issuance all Veridien Common Shares that are issuable or may become issuable pursuant to the terms of this Agreement and the conversion of the Debenture or any Veridien Convertible Securities issued under this Agreement at such applicable times. Upon issuance, the Debenture shall be delivered to Investor and Investor shall acquire good and marketable title thereto, free and clear of all liens. The Veridien Common Shares issuable under the Debenture will be validly issued representing fully paid and non-assessable shares of Veridien and will be eligible to be publicly traded over the OTCBB under the provisions of Rule 144 of the Securities Act of 1933. At any subsequent Closing, the Veridien Common Shares issued at that Closing, or issuable under the conversion of any Veridien Convertible Securities issued at that Closing, will be validly issued representing fully paid and non-assessable shares of Veridien and will be eligible to be publicly traded on the

OTCBB under the provisions of Rule 144 of the Securities Act of 1933. Attached hereto as Schedule 8.1.5, is a summary of the resale restrictions applicable on the date hereof.

6. Binding Agreement. This Agreement constitutes a valid and binding obligation of Veridien enforceable against it in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of rights of creditors and subject to certain equitable defences and to the discretion of the court.

7. Non-Contravention. The execution and delivery of this Agreement and the other documents to be executed and delivered by Veridien in accordance with this Agreement and the consummation of the transactions contemplated hereby by Veridien will not result in the violation of any of the terms or provisions of or constitute a default under the constating documents (including all amendments thereto) or by-laws of Veridien, any resolutions of the directors or shareholders of Veridien or under any contract, agreement, lease or indenture, written or oral, to which Veridien is a party or by which Veridien or its property is or may be bound which might have a material adverse effect on Veridien nor require that Veridien obtain the consent, authorization or approval of any person (whether pursuant to any law, agreement, statute, lease or otherwise) except as otherwise disclosed to and accepted by Investor. Subject to obtaining the consents, authorization and approvals required, the execution and delivery of this Agreement and the other documents contemplated hereby and the consummation by Veridien of the transactions contemplated hereby will not result in the violation of any statute, order, decree, judgment, notice, ordinance, regulation, law or other restrictions applicable to Veridien or by which any of the assets of Veridien may be bound.

8. No Mycosol Share Options. Veridien, at the Initial Closing and the Additional Investment Closing, as the case may be, will be the registered and/or beneficial holder of the Initial Mycosol Common Shares or the Additional Mycosol Common Shares, as the case may be, with good and marketable title thereto, free and clear of all liens. No person other than Investor has any agreement, option, right or privilege capable of becoming an agreement for the purchase from Veridien of the Initial Mycosol Common Shares or the Additional Mycosol Common Shares.

9. No Default. Veridien is not in default under any contract material to Veridien and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute a default under any contract material to Veridien by Veridien or any other party to such contract.

10. Memorandum of Agreement. The Memorandum of Agreement as attached hereto as Exhibit 1 is true and correct and has not been amended other than pursuant to Amendment No. 1 to Memorandum of Agreement made February 28, 2005, as at the date of this Agreement.

SCHEDULE 8.1.5

U.S. RESALE RESTRICTIONS

Mycosol Common Shares

Investor may only sell Mycosol Common Shares if it sells to a limited number of purchasers, each of whom is a “sophisticated” investor who represents to the Investor that such purchaser is purchasing such Mycosol Common Shares with an investment intention to hold for an indefinite period, and not with a view to distribution thereof. The certificates the purchasers receive must bear the restrictive legend and a “Stop Transfer” restriction in respect of the Mycosol Common Shares must remain on the records of the stock transfer agent for Mycosol. (This restriction shall not apply if, in the future, the Mycosol Common Shares become publicly traded, in which case sales by the Investor thereafter shall be subject to then applicable securities requirements.)

Veridien Common Shares and Convertible Securities

Veridien is registered under section 12(g) of the Securities Exchange Act of 1934 and its shares are approved for trading on the OTCBB.

Veridien Common Shares may not be sold for 12 months following their issue.

Between 12 months and 24 months after the date of issue, in each 90 day period, a holder of Veridien Common Shares may only sell that number of Veridien Common Shares that represents one percent (1%) of the total Veridien Common Shares issued and outstanding. The sales must be made through a brokerage firm, in a normal market transaction and a Form 144 must be filed by Investor with the SEC prior to or contemporaneously with the sale.

After 24 months has elapsed from the date of issue, Veridien Common Shares may be sold in a non-market transaction, with no volume restrictions, as free-trading shares and no filing need be made with the SEC.

Debenture

The hold periods described above in respect of Veridien Common Shares issued to investor upon conversion of the Debenture begin on the date of issue of the Debenture.

Veridien Common Shares Issued under the Put or Call Option or the Exchange Option

The hold periods described above in respect of Veridien Common Shares issued to Investor upon the exercise of the Put or Call Options or the Exchange Option will start from the date of the issue of those shares, in other words, the date of the Put Option Closing, the Call Option Closing or the Exchange Option Closing, as the case may be.

Veridien Convertible Securities

If Veridien Convertible Securities are issued at a Closing, the hold periods for Veridien Common Shares issuable upon conversion of such Veridien Convertible Securities begin on the date that the Veridien Convertible Securities are issued.

SCHEDULE 8.2

COVENANTS OF VERIDIEN

Veridien covenants and agrees with Investor that:

1.	Approvals. Veridien will use all reasonable efforts to obtain the consent, authorization or approval of any person, (whether pursuant to any law, agreement, statute, lease or otherwise) necessary or desirable to give effect to the transactions contemplated by this Agreement;

2.	Performance. Veridien will take all steps necessary to approve the transactions contemplated by this Agreement and effect the transfer of the Mycosol Shares or the issuance of the Debenture, the Veridien Common Shares or the Veridien Convertible Securities, as the case may be;

3.	Shares Listed. Veridien will take all steps necessary to ensure that the Veridien Common Shares issued under this Agreement and upon conversion of the Debenture and the Veridien Convertible Securities issued under this Agreement are eligible to be publicly traded over the OTCBB upon satisfaction of the holding period imposed under Section 144 of the Securities Act of 1933;

4.	Compliance with Securities Laws. Veridien will take all steps necessary to ensure that it is not in default of any applicable securities laws;

5.	Co-operation. Veridien will co-operate with Investor to execute all documents and instruments reasonably necessary and file and do all such things as are necessary to give effect to the transactions contemplated in this Agreement, including without limitation, doing all things as are necessary to effect the transfer of the Mycosol Common Shares held by the Mycosol Principals to Investor pursuant to any exercise of the Right of First Refusal;

6.	Conditions. Veridien will take all steps necessary to fulfil, at or prior to any Closing, the conditions required in respect of each such Closing; and

7.	No Changes to Veridien/Mycosol Relationship. Veridien will not negotiate or agree to any amendment to the Memorandum of Agreement or enter into any new agreement that will impair Investor’s rights under this Agreement or impair the value of its investment in Veridien or Mycosol, as determined by Investor in its sole discretion, acting reasonably, without the prior written consent of Investor.

8.	Additional Put Obligations. Veridien shall be bound by the additional obligations imposed on it under paragraph 9 of Schedule 8.4.

SCHEDULE 8.3

REPRESENTATIONS AND WARRANTIES OF MYCOSOL

     Mycosol represents and warrants to Investor as follows and acknowledges that Investor is relying upon such representations and warranties in connection with the transactions contemplated in this Agreement.

1.	Incorporation and Organization. Mycosol is a corporation incorporated and validly subsisting under the laws of its jurisdiction of incorporation. Mycosol is up to date in all filings and is duly qualified as a corporation to do business in all jurisdictions in which it operates. Mycosol has the corporate power and authority and is qualified to own, lease and dispose of its property, and to carry on its business as it is now conducted. No act or proceeding has been taken by or against Mycosol in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Mycosol.

2.	Authorized and Issued Capital. The authorized capital of Mycosol consists of 10,000,000 shares consisting of (i) 7,000,000 common shares and (ii) 3,000,000 preferred shares, of which 2,000,000 have been designated as Series A Convertible Preferred Stock, of which 2,800,000 common shares (of which 187,500 common shares are intended to be surrendered to Mycosol for no consideration by the founding shareholders of Mycosol) and 250,000 Series A Convertible Preferred shares have been duly and validly issued as fully paid and non-assessable shares.

3.	Purchased Securities. The Initial Mycosol Common Shares, the Additional Mycosol Common Shares and the Mycosol Common Shares that are the subject of Investor’s Right of First Refusal have been duly authorized as fully paid and non-assessable shares and upon issuance of such Mycosol Common Shares to Veridien or the Mycosol Principals, as the case may be, Veridien or the Mycosol Principals, as the case may be, acquired good and marketable title thereto, free and clear of all liens.

4.	Power and Authority. Mycosol has the corporate power, authority and capacity to enter into this Agreement and all other instruments to be executed by it as contemplated hereby and to consummate the transactions contemplated in this Agreement and all other instruments. The execution and delivery of this Agreement and other instruments and the completion of the transactions contemplated by this Agreement and other instruments have been duly authorized by all necessary corporate action on the part of Mycosol.

5.	Binding Agreement. This Agreement constitutes a valid and binding obligation of Mycosol enforceable against it in accordance with its terms, subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of rights of creditors and subject to certain equitable defences and to the discretion of the court.

6.	Non-Contravention. The execution and delivery of this Agreement and the other documents to be executed and delivered by Mycosol in accordance with this Agreement and the consummation of the transactions contemplated hereby by Mycosol will not result in the violation of any of the terms or provisions of or constitute a default under the constating documents (including all amendments thereto) or by-laws of Mycosol, any resolutions of the directors or shareholders of Mycosol or under any contract, agreement, lease or indenture, written or oral, to which Mycosol is a party or by which Mycosol or its property is or may be bound which might have a material adverse effect on Mycosol nor require that Mycosol obtain the consent, authorization or approval of any person (whether pursuant to any law, agreement, statute, lease or otherwise) except as otherwise disclosed to and accepted by Investor. Subject to obtaining the consents, authorization and approvals required, the execution and delivery of this Agreement and the other documents contemplated hereby and the consummation by Mycosol of the transactions contemplated hereby will not result in the violation of any statute, order, decree, judgment, notice, ordinance, regulation, law or other restrictions applicable to Mycosol or by which any of the assets of Mycosol may be bound.

7.	Subsidiary. Mycosol is the registered and beneficial owner of all of the issued and outstanding shares in the capital stock of Elion and there is no agreement, option or other right or privilege outstanding in favour of any person for the purchase from Mycosol or acquisition from Elion of the shares of Elion or of any rights to acquire any such shares.

8.	No Default. Mycosol is not in default under any contract material to Mycosol and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute a default under any contract material to Mycosol by Mycosol or any other party to the contract.

9.	Financial Statements. Mycosol has delivered the Financial Statements to Investor. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of prior years. The Financial Statements fairly present the assets and liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Mycosol as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present the results of operations for the periods indicated.

10.	No Sale of Assets. Mycosol has good and marketable title to all its assets, including the shares in the common stock of Elion, free and clear of any and all liens, except those disclosed to and permitted by Investor. The assets are sufficient to permit the continued operation of the Business in substantially the same manner as currently conducted. There is no agreement (except for the Memorandum of Agreement attached hereto as Exhibit 1), option or other right or privilege outstanding in favour of any person for the purchase from the Mycosol of the Business or any of the assets out of the ordinary course of business. Subject to oversight by the executive committee, Mycosol shall be free to deal with its assets in the ordinary course of business.

11.	No Material Adverse Change. Since June 30, 2004, there has not been any material adverse change in the Business or the financial condition of the Business and Mycosol has not created, incurred or assumed or agreed to create, incur or assume any long-term debt (including obligations in respect of capital leases) except in the ordinary course of business and consistent with past practice under currently existing credit facilities.

12.	Ordinary Course. Mycosol carries on no business other than the Business and, since June 30, 2004, has carried on the Business in the ordinary course.

13.	Capital Expenditures. Since June 30, 2004, except as disclosed to Investor in writing, Mycosol has not made, or entered into any agreement or commitment to make, any capital expenditure involving an expenditure or acquisition cost of greater than $50,000 as at the date of this Agreement.

14.	Insurance. Mycosol maintains insurance policies as are customarily maintained by companies operating or owning similar properties or business against loss or damage by such perils as are customarily insured against by such companies.

15.	No Litigation. There is no litigation, claim, grievance, arbitration, investigation, administrative or other proceeding, pending or threatened, against Mycosol involving a claim in excess of $50,000 as at the date hereof and there is no valid basis to commence any of the foregoing and Mycosol has not received any notice of violation, claim or investigation from any person and Mycosol is not subject to any judicial, governmental, administrative or regulatory orders (whether consensual or otherwise), injunctions, consents judgments or decrees. There are no unsatisfied judgments or orders outstanding or judgments under appeal against Mycosol.

16.	Licenses and Permits. Mycosol holds all necessary licenses, franchises, permits and authorizations necessary to carry on the Business currently carried on by it. No portion of the Business is carried on by any person other than Mycosol or a person contracted to do so by Mycosol.

17.	Intellectual Property. Schedule 10.1 lists all of the Patents and Patent Applications in respect of the Intellectual Property, all of which are valid and subsisting in good standing and are recorded in the name of Mycosol, except as otherwise expressly disclosed in Schedule 10.1. Mycosol is the first and only owner of the Intellectual Property and is entitled to the exclusive and uninterrupted use of its Intellectual Property without payment of any royalty or other fees, except as provided for the “Material Transfer Agreement” between Mycosol and SmithKline Beecham Corporation effective February 21, 2003 (a copy of which the Investor acknowledges receipt). No person has any right, title or interest in any of Mycosol’s Intellectual Property and all such persons have waived their moral rights in any copyright works within its Intellectual Property. Mycosol has diligently protected its legal rights to the exclusive use of its Intellectual Property. The conduct of the Business does not infringe, violate or otherwise conflict with any Intellectual Property rights of any person. There is no claim or demand of any person pertaining to, or any proceedings pending or threatened, which challenges the rights of Mycosol in respect of its Intellectual Property. There is no governmental prohibition or restriction on the use of Mycosol’s Intellectual Property, however it is anticipated that certain products developed from the Technology will be of the nature that they will be regulated by certain governmental agencies.

18.	Regulatory Matters. All returns, declarations, elections and filings and other reports required to be filed by or with respect to Mycosol in respect of any income, sales, use, payroll, property, business, goods and services or other taxes imposed by any taxing authority, whether national, state, municipal, territorial or local, have been timely filed or a request for an extension has been timely made and granted, and are accurate and properly completed in all material respects

19.	Taxes. All taxes and duties that are or may become payable by Mycosol with respect to any prior period have been fully paid prior to the date hereof or adequately reserved in the Financial Statements. All taxes that are or may become payable by Mycosol with respect to its current fiscal periods through the Initial Closing will, at the Initial Closing, have been fully paid or adequate provision for payment with respect to such taxes has been made in the books and records of Mycosol. All assessments, reassessments, charges, penalties, interest and fines due and payable on or before the date hereof by Mycosol have been fully paid.

20.	Tax Audits. Mycosol has not been audited by any governmental authority during the past five (5) years. There are no agreements, waivers or other arrangements providing for an extension of the limitation periods for assessment of taxes. All taxes and amounts required to be withheld from payments to employees, officers, directors and any other persons and remitted to any taxing or other governmental authority by Mycosol have been remitted within the time required.

21.	Compliance with Applicable Laws. Mycosol is carrying on and has carried on the Business in compliance with all material respects with all applicable laws, rules, regulations, orders, final judgments and decrees, except for breaches that have been cured and for which there are no undischarged liabilities, contingent or otherwise.

22.	Memorandum of Agreement. The Memorandum of Agreement and first Amendment thereto as attached hereto as Exhibit 1 are true and correct and have not been further amended as at the date of this Agreement. Except as contemplated herein and in the Final Pro Forma Capitalization Chart attached hereto as Exhibit 2, as of the date hereof no person has any option, warrant or other right to acquire any Mycosol Common Shares.

SCHEDULE 8.4

COVENANTS OF MYCOSOL

     Mycosol covenants and agrees with Investor that:

1. Proceeds. Mycosol will use the proceeds of the Initial Investment as prescribed in Section 9.1. Mycosol will use the proceeds of the Additional Investment, if any, as prescribed in Section 9.2

2. Supervisory Right. Mycosol will do all things necessary to allow Investor and its representatives access to inspect its operations as provided in Section 9.3.

3. Reporting. Mycosol will prepare and deliver or cause to be prepared and delivered the reports prescribed in Section 9.4.

4. Intellectual Property. Mycosol will execute all documents and instruments and make all filings and do all things as are necessary to maintain and protect its Intellectual Property, which acts shall include, without limitation:

(a) prosecuting diligently any pending application for registration of Intellectual Property;

(b) making application for registration of Intellectual Property, as appropriate;

(c) preserving and maintaining all rights in trademark and patent applications and registrations; and

(d) diligently protecting Mycosol’s legal rights to the exclusive use of its Intellectual Property.

5. Ordinary Course. Mycosol will conduct the Business in the ordinary course and diligently operate the Business, doing all things necessary to maintain and promote the Business.

6. Co-operation. Mycosol will co-operate with Investor to execute all documents and instruments and file and do all such things as are necessary to give effect to the transactions contemplated in this Agreement, including without limitation, doing all things as are necessary to effect the transfer of the Mycosol Common Shares held by the Mycosol Principals to Investor pursuant to any exercise of the Right of First Refusal;

7. Conditions. Mycosol will take all steps necessary to fulfil, at or prior to any Closing, the conditions in respect of each such Closing; and

8. No Changes to Veridien/Mycosol Relationship. Mycosol will not negotiate or agree to any amendment to the Memorandum of Agreement or enter into any new agreement that will impair Investor’s rights under this Agreement or impair the value of its investment in Veridien or Mycosol, as determined by Investor in its sole discretion, acting reasonably, without the prior written consent of Investor.

9. Elion. Subject to paragraph 10, where a Permitted Elion Transfer has occurred, neither Veridien nor Mycosol shall permit Elion to enter into any transaction that would result in Elion ceasing to be controlled by Mycosol or in Mycosol ceasing to own securities representing at least 50% of the fully diluted equity interests in Elion.

10. Assets. If either (x) Mycosol or, (y) following a previous Permitted Elion Transfer, Elion wishes to grant, transfer, sell, assign or otherwise dispose of any of the Intellectual Property (collectively “Transfer”), whether to a third party or Related Party, or to encumber or permit any of such assets to be encumbered in any manner (otherwise than pursuant to a Transfer that is a Permitted Elion Transfer or an encumbrance to an institutional lender to secure borrowings by Mycosol or Elion as applicable), or if Mycosol wishes to permit Elion to enter into a transaction that would be prohibited by paragraph 9 above, Mycosol or Elion as applicable shall first provide written notice to the Investor requesting the Investor’s consent to such Transfer, encumbrance or transaction (the “Consent Request Notice”). The Consent Request Notice shall contain sufficient information with respect to the proposed Transfer, encumbrance or transaction (the “Proposed Transaction”) to permit Investor to make a reasonably informed decision as to whether or not the Proposed Transaction is in the best interests of Mycosol and the Investor. On receipt of a Consent Request Notice including the information referred to above, the Investor shall have 14 days within which to advise Mycosol in writing whether the Investor consents to the Proposed Transaction, such consent not to be unreasonably withheld. If the Investor does not so consent to the Proposed Transaction and Mycosol or Elion, as applicable, wishes to proceed with the Proposed Transaction, it may do so, provided that the terms of the transaction so implemented are the same as the terms that were described to Investor in the Consent Request Notice in respect of the Proposed Transaction and provided that Veridien has consented to the Proposed Transaction.

In the event that Mycosol or Elion, as applicable, decides to proceed with any Proposed Transaction that requires the delivery of a Consent Request Notice pursuant to this paragraph 10 and to which the Investor does not consent after receiving a Consent Request Notice, Mycosol or Elion, as applicable, may do so on the following terms:

(a)	Mycosol shall provide prior written notice to the Investor of the intention to proceed with the Proposed Transaction (the “Decision Notice”). The Decision Notice shall be provided forthwith at the earliest of the following times that are applicable in respect of the transaction:

(i)	the time that the executive committee of Mycosol decides to proceed with the Proposed Transaction;

(ii)	the time that the board of directors of Mycosol decides to proceed with the Proposed Transaction; or

(iii)	the time that the Proposed Transaction occurs (whether or not (i) or (ii) has occurred).

(b)	In the event that Mycosol becomes obligated to send a Decision Notice to Investor, Investor shall have the right to put its Mycosol Common Shares acquired pursuant to this Agreement and its Debenture to Veridien, for:

(i)	in the case of the Mycosol Common Shares, a price equal to the initial cost thereof to the Investor, plus 10% per annum, without compounding, to the date of closing ; and

(ii)	in the case of the Debenture an amount equal to the outstanding principal and any accrued and unpaid interest as at the date of closing.

If Investor wishes to exercise such option, Investor shall deliver an Exercise Notice in writing to Mycosol and Veridien within either (x) 30 Business Days of delivery of the Decision Notice in a timely fashion under paragraph (a); or (y) if no Decision Notice has been delivered in a timely fashion, within 30 days of the time that the Investor otherwise learns of the occurrence of any of the events referred to in any of paragraphs (a)(i) to (iv). The provisions of section 5.5 of the Agreement shall apply mutatis mutandis to the closing of a purchase and sale under this paragraph 10(b), except that (x) payment shall be in cash (i.e. paragraph 5.5(b) of the Agreement shall not apply); and (y) the closing shall occur within 30 days after delivery by the Investor of the Exercise Notice under this paragraph 10(b). If Investor exercises the put under this paragraph 10(b), the provisions of this paragraph shall, unless otherwise agreed to by Investor, override any other call right that Veridien has under the Agreement, unless such call right was exercised prior to the earliest of the times set out in paragraphs (a) (i) to (iv) of this paragraph 10.

For greater certainty, (x) in the event that a Permitted Elion Transfer has occurred, this paragraph 10 shall also apply in respect of any Intellectual Property of Elion such that any proposed disposition or encumbrance by Elion after the Permitted Elion Transfer shall give rise to the same obligations as a proposed disposition or encumbrance by Mycosol; (y) nothing in this paragraph 10 shall be construed as requiring Mycosol to obtain Investor’s consent to enter into any agreement with respect to the licensing, development, distribution or marketing of the Mycosol Products, Technology or Intellectual Property in the ordinary course of the Business; and (z) in the event that a put option arises under paragraph (b) in respect of a proposed or actual Transfer or encumbrance of Technology but the Investor decides not to exercise such option, the provisions of this paragraph 10, including where applicable the extension of a further put option under paragraph (b), shall apply thereafter with respect to any other proposed or actual Transfer or encumbrance of Intellectual Property.

11. For the purposes of paragraphs 10 and 11, a Permitted Elion Transfer is a Transfer to Elion where all of the following conditions are met:

(i)	immediately after the Transfer, Mycosol shall control Elion and shall own securities representing at least 50% of the fully diluted equity interests in Elion; and

(ii)	Elion shall prior to the Transfer agree in writing with the Investor that any subsequent disposition of Intellectual Property by Elion shall be subject to the same restrictions as are contained in paragraph 10 of this Schedule 8.4.

12. Mycosol covenants and agrees with Veridien that it will not take any action that would require the delivery of a Decision Notice to the Investor pursuant to paragraph 10 above without the written consent of Veridien. Veridien acknowledges that its obligation to the Investor under paragraph 10 are not dependent upon Mycosol so doing.

13. If a put arises under paragraph 10 to Veridien, Mycosol will at Veridien’s direction assume the obligations under the put and acquire the Mycosol Common Shares acquired pursuant to this Agreement and the Investor’s Debenture in place of Veridien; however the assumption by Mycosol of such obligations shall not relieve Veridien of its obligations in that regard should Mycosol fail to duly perform such obligations.

SCHEDULE 8.5

REPRESENTATIONS AND WARRANTIES OF INVESTOR

     Investor represents and warrants to Veridien and Mycosol as follows and acknowledges that Veridien and Mycosol are relying upon such representations and warranties in connection with the transactions contemplated in this Agreement.

1. Investor is an “accredited investor” as that term is defined in Regulation D promulgated by the U.S. Securities and Exchange Commission.

2. Investor is capable of evaluating the risks and merits of the transactions contemplated in this Agreement.

3. Investor has been afforded the opportunity to ask questions of, and obtain information from, the respective managements of Veridien and Mycosol and has requested such information to the extent that it has deemed necessary to make an informed investment decision and has received answers and documentation satisfactory to it. Notwithstanding the preceding sentence, the parties acknowledge that Investor and its representatives have not performed, at the time of this Agreement, any independent review of the scientific know-how and intellectual property of Mycosol and Investor is relying on the written claims and information provided to it by Mycosol in respect of such scientific know-how and intellectual property and upon the representations and warranties of Veridien and Mycosol hereunder.

4. Investor is aware of the terms of the Memorandum of Agreement between Veridien and Mycosol and is aware that it is purchasing a portion of Veridien’s investment.

5. Investor is aware that it is purchasing the portion of Veridien’s investment in Mycosol in a private transaction, that the Mycosol Common Shares are restricted as to further transfer or disposition, and that it has no present intent to sub-divide, hypothecate, pledge, distribute or otherwise dispose of such portion.

6. Investor is aware of the availability of Veridien’s periodic filings with the U.S. Securities and Exchange Commission on the SEC website (www.sec.gov) and has performed such review of those as it has deemed necessary to make an informed investment decision.

7. Investor is aware that no securities commission or agency has reviewed the transactions contemplated in this Agreement or evaluated or approved the fairness of the terms thereof.

8. Investor represents that its investment is not the result of a public advertisement or public solicitation, but the result of individual contact by persons who have a prior relationship.

9. Investor acknowledges that Mycosol and/or Elion may with the approval of their respective board of directors and the executive committee of Mycosol, elect to raise further capital for use in connection with the Technology or other projects.

SCHEDULE 9.1

FULL DEVELOPMENT PLAN FOR REAGENT/DIAGNOSTIC PRODUCT
LINE USING MYCOSOL LEAD COMPOUND “M301” OR ONE
OR MORE OF ITS HOMOLOGS OR SISTER COMPOUNDS

SCHEDULE 10.1

PATENTS AND PATENT APPLICATIONS

Published Patent Applications:

	Publication /
	Application	Publication
Jurisdiction	Number	Date	Title	Status
United States	20040224984	November 11, 2004	Methods of treating inflammations and infections with pyridium salts	Published
United States	20040235898	November 25, 2004	Compounds and methods for controlling fungi, bacteria and insects	Published
Patent Cooperation Treaty – World Omnibus patent application	WO 2004/078136	September 16, 2004	Pyridinium salts, compounds and methods of use	Published

Patent Applications Filed:

Jurisdiction	File Number	Filing Date	Title	Status
United States	60/524,784	December 17, 2004	Methods for controlling fungi and bacteria	Filed
United States	60/636,952	December 22, 2003	Thiazolium compounds and uses	Filed
United States	60/635,461	December 10, 2004	Wide dispenser with wipe guide	Filed
United States	60/637,183	December 17, 2004	Stilbazium and thiazolium assays	Filed

EXHIBIT 1

MEMORANDUM OF AGREEMENT

AND

AMENDMENT #1 THERETO